Exhibit 10.6

Microsoft Corporation      Tel 425 882 8080
One Microsoft Way          Fax 425 936 7329
Redmond, WA 98052-6399     http://www.microsoft.com/

                                                                [MICROSOFT LOGO]
March 15, 2002

Michael Hand
Activision
3100 Ocean Park Boulevard
Santa Monica, CA 90405

Re: Amendment to Microsoft Corporation Xbox(TM) Publisher License Agreement

Dear Michael,

I am writing to inform you of several changes to the Xbox publisher licensing program. First, as you are already aware, Microsoft Licensing, Inc. ("Microsoft" for purposes of this letter) has taken over responsibility for the Xbox publisher licensing program. In conjunction therewith, this letter shall serve as your notice that your Xbox Publisher License Agreement ("PLA") has been assigned to MSLI, pursuant to Section 12.3 of the PLA. I will remain your Account Manager and primary contact for Xbox-related issues.

Several additional changes have been made to the Xbox publisher licensing program. This letter outlines those changes and upon full execution shall also serve as an amendment to your PLA as of the latter of the two signature dates below. Capitalized terms used in this letter shall have the same meanings ascribed to them in the PLA. In the event of any inconsistency between this letter and the PLA, the terms of this letter shall control.

1. Submissions and Approvals. By now, you should have received information about the updated game submission and approval process. The following updated approval requirements shall replace Sections 2.1.3 - 2.1.5 of the PLA:

          The approval process is divided into four phases comprised of concept approval, "pre-certification", "certification", and Art & Marketing Materials approval. A Software Title must be submitted to Microsoft for evaluation at each of the four phases.

          Pre-certification replaces the "Beta Version" and playtesting requirement of the PLA. "Pre-Certification" is the first required stage of the approval process wherein Microsoft conducts, among other things, technical screen tests to provide feedback and/or identify any issues that may prevent the Software Title from being approved during the Certification phase. Pre-Certification is further defined in the Xbox Guide. At the Pre-Certification submission, Licensee shall deliver to Microsoft a version of the Software Title that includes all current features of the Software Title and such other content as may be required under the Xbox Guide. Upon receipt, Microsoft shall conduct technical screen testing and/or other testing consistent with the Xbox Guide and will subsequently provide Licensee with feedback regarding such testing. Pre-Certification and Certification submissions evaluate different aspects of the Software Title and therefore satisfactory feedback regarding Pre-Certification is not necessarily an indication that the Software Title will be approved following the Certification submission.

          Certification is the final stage of the approval process following Pre-Certification wherein Licensee delivers its proposed final version of the Software Title, and Microsoft shall approve or disapprove of such Software Title for distribution. Certification is further defined in the Xbox Guide. Licensee shall deliver to Microsoft Licensee's proposed final release version of the applicable Software Title that is complete and ready for manufacture and commercial distribution. Such version shall provide the final content rating certification (e.g. ESRB, ELSPA) with identified program errors corrected, and with any and all changes previously requested by



     Microsoft implemented. Microsoft shall conduct compliance, compatibility, functional and other testing consistent with the Xbox Guide ("Certification Testing") and shall subsequently provide Licensee with the results of such testing.

          Certification for a Software Title may be granted based upon (1) successful completion of the Certification Testing; (2) conformance with the approved Concept as identified in the Concept Summary; (3) consistency with the goals and objectives of the X box console platform; and (4) compliance with other requirements as set forth in this Agreement.

          If warranted on the basis of its tests, Microsoft shall make reasonable efforts to provide Licensee with feedback regarding the Software Title and modifications that must be made prior to approval of the Certification submission. Provided that Licensee has made good faith efforts to address issues raised by Microsoft, Licensee shall be given the opportunity to resubmit Software Titles that fail the Certification approval process. In Microsoft's discretion, Licensee may be charged a reasonable fee designed to offset the costs associated with the testing of Software Titles upon resubmission. In the event of a second submission, Microsoft reserves the right to assign a new release date for the Software Title.

          Licensee shall not distribute the Software Title, nor manufacture any Finished Product Unit intended for distribution, unless and until Microsoft shall have given its approval of the Certification version of the Software Title and both parties have approved of the Finished Product Units as set forth in section 7 of this letter.

2.   Distribution License [new section].

          Upon Certification of the Software Title, approval of the Marketing Materials and the Finished Product Unit test version of the Software Title by Microsoft and subject to the terms and conditions contained within this Agreement and the XDK License, Microsoft grants Licensee a non-exclusive, non-transferable, license to distribute Software Titles containing Redistributable and Sample Code (as defined in the XDK License) and Security Technology (as defined in the PLA) within the Territory in Finished Product Unit form to third parties for distribution to end users and/or directly to end users.

          The license to manufacture and distribute the Software Product is personal to Licensee and except for transfers of Finished Product U nit through normal channels o f distribution ( e.g. wholesalers, retailers) who will in turn transfer such product to end users, absent the written approval of Microsoft or as otherwise permitted herein, Licensee may not sublicense or assign its rights under this license to other parties. For the avoidance of doubt, Licensee may not sublicense, transfer or assign its right to manufacture and distribute Software Titles or Finished Product Unit to another entity (a "Sub-publisher") that will brand, co-brand or otherwise assume control over such products as a "publisher" as that concept is typically understood in the console game industry, except under the following conditions: (1) the Sub-publisher has signed a PLA and both Licensee and Sub-publisher are and remain at all times in good standing under each of their respective PLAs; (2) each Software Title over which Sub-publisher acquires publishing rights shall be deemed a "Software Title" for purposes of both Licensee's and Sub-publisher's PLAs, and Microsoft shall have full right and authority to enforce its rights with respect to the Software Title(s) against either or both Licensee and Sub-publisher;
     (3) Licensee shall be responsible for making applicable royalty payments for the FPUs for which it places manufacturing orders, and Sub-publisher shall be responsible for making royalty payments for the FPUs for which it places manufacturing orders; provided that Licensee shall be liable to Microsoft for any failure by Sub-publisher to make royalty payments or otherwise comply with the duties and obligations under the PLA; (4) the royalty table set forth in Section 6.1 of the PLA shall apply to FPUs on an aggregate basis, regardless of whether Licensee or Sub-publisher is responsible for the manufacturing and royalty payments therefore, and Microsoft shall be entitled to share manufacturing information relating to the Software Title(s) among both Licensee and Sub-publisher in furtherance of this subsection (4); and (5) Microsoft's receipt, upon the earlier of (i) the effective date of the sub-publication agreement between Licensee and Sub-publisher, or (ii) sixty (60) days prior to Sub-publisher's commencement of manufacturing of any Software Title(s), of written notice of the sub-publishing relationship, which notice shall also include confirmation by Licensee that the foregoing conditions have been met, along with a summary of the scope and nature of the sub-publishing relationship with Sub-publisher including, without limitation, as between Licensee and Sub-publisher, which party will be responsible for Certification of the Software Title(s), a list of the Software Title(s) for which Sub-publisher has acquired publishing rights, the Territory(ies) for which such rights were granted, and the term of Licensee's agreement with Sub-publisher.

3.   Changes to the Xbox Guide. The following shall replace Section 2.5 of the
PLA:

          Licensee acknowledges that the Xbox Guide is an evolving document and subject to change during the Term of this Agreement. Notwithstanding the prospect of such change, Microsoft agrees that except in circumstances where (a) such change is deemed vitally important to the success of the Xbox platform (e.g. changes due to piracy, technical failure) or (b) such change will not add significant expense to the Software Title's development, then (i) after completion of the Pre-Certification by Microsoft, Licensee will not be obligated to comply, with respect to such Software Title only, with any subsequent changes made by Microsoft to the technical or content requirements for Software Titles in the Xbox Guide; and (ii) subject to the immediately preceding clause any changes made by Microsoft in Branding Specifications or other Marketing Materials requirements after final Certification of a Software Title by Microsoft will be effective as to such Software Title only on a "going forward" basis (i.e., only to such Marketing Materials and/or Finished Product Units as are manufactured after Microsoft notifies Licensee of the change). Notwithstanding the foregoing (i) and (ii), Licensee shall comply with such changes to the Xbox Guide in the event Microsoft agrees to pay for Licensee's direct, out-of-pocket expenses necessarily incurred as a result of its retrospective compliance with the change.

4. Game Demos. We would also like to take this opportunity to clarify submission and approval processes for demos. This section 4 shall replace the definition of "Demo Finished Product Unit" in Section 6.1 of the PLA:

          For purposes of the PLA, "Demo Versions" means a small portion of an applicable Software Title that is provided to end users to advertise or promote a Software Title. Subject to the terms of the Xbox Guide, a Demo Version(s) may be distributed on Finished Product Units for other Software Titles. Additionally a Demo Version may be placed on a single Finished Product Unit either as a stand-alone or with other Demo Versions for distribution to end users, provided that Microsoft shall have prior approval over the number of units manufactured and the price of such units shall be free or at a suggested retail price not to exceed ***. Unless separately addressed in the Xbox Guide, all rights, obligations and approvals set forth in this Agreement as applying to Software Titles shall separately apply to its Demo Version. Demo Versions may not be distributed by Licensee until granted Certification approval by Microsoft.

5. Content Rating. There has been some confusion about content rating requirements in Territories lacking a content rating body or authority. To be clear, for Territories that do not utilize a content rating system (e.g. Japan), Microsoft shall not approve any Software Title that, in its opinion, contains excessive sexual content or violence, inappropriate language or other elements deemed unsuitable for the Xbox console platform. This section 5 shall supplement
Section 2.2 of the PLA.

6. EULA and End User Rights. There have been questions about whether there will be a EULA requirement for Software Titles. There is no such requirement at this time; accordingly, this section 6 shall replace Section 3.2 of the PLA:

[*] Confidential portion omitted and filed separately with the Securities and Exchange Commission.

        ***

         7. Manufacturing Processes. By now you should have received detailed instructions about the manufacturing process and requirements for working with Authorized Replicators in the Operations section of the Xbox Guide. Upon review, you may have noted several additional requirements that had not been originally specified in your PLA. These new requirements, which shall supplement Section 4 of the PLA are as follows:

     o Licensee shall cause the Authorized Replicator to create several test versions of Finished Product Units ("Verification Version(s)") that shall be provided to both Microsoft and Licensee for evaluation. Prior to full manufacture of Finished Product Units by the Authorized Replicator, both parties shall have approved of the Verification Version. Microsoft's approval shall be a condition precedent to manufacture, however Licensee shall grant the final approval and shall work directly with the Authorized Replicator regarding the production run. Licensee agrees that all Finished Product Units must be replicated in conformity with all of the quality standards and manufacturing specifications, policies and procedures that Microsoft requires of its Authorized Replicators, and that all so-called "adders" must be approved by Microsoft prior to packaging (in accordance with Section 2.3.4 of the PLA).

     o Throughout the manufacturing process and upon the request of Microsoft, Licensee shall cause the Authorized Replicator to provide additional Verification Versions of the Finished Product Units for evaluation by Microsoft. o A so-called break-the-seal or "BTS" label will be issued to the Authorized Replicator for placement on Finished Product Unit packaging materials as further specified in the Xbox Guide. A BTS label shall be assigned to each Finished Product Unit that has been manufactured by the Authorized Replicator.

     o Licensee is required to use an Authorized Replicator for manufacture of Finished Product Units but may, solely with respect to Finished Product Units manufactured for publication in the Territory comprising Europe, utilize a different process or company for the combination of Finished Product Units with Packaging Materials provided that such packaging process incorporates the BTS label and otherwise complies with the Xbox Guide. Licensee shall notify Microsoft regarding its use of such process or company so that the parties may properly coordinate their activities and approvals. To the extent that Microsoft is unable to accommodate such processes or company, Licensee shall modify its operations to comply with Microsoft's requirements.

     o For purposes of assisting in the scheduling of manufacturing resources, monthly, or as otherwise requested by Microsoft in its reasonable discretion, Licensee shall provide Microsoft with monthly sales forecasts showing sales projections twelve to eighteen months out for Finished Product Units.

[*] Confidential Portion omitted and filed separately with the Securities and Exchange Commission.

     o Licensee acknowledges that Microsoft may charge the Authorized Replicator fees for rights, services or products associated with the manufacture of Finished Product Units and that the agreement with the Authorized Replicator grants Microsoft the right to instruct the Authorized Replicator to cease the manufacture of Finished Product Units and/or prohibit the release of Finished Product Units to Licensee or its agents in the event Licensee is in breach of this Agreement or any credit agreement (the "Credit Agreement") entered into by the parties.

8. Currency Conversion Ratio. For purposes of Section 6.2 of the PLA, the currency conversion ratios set forth on Reuters.com (as of 4:00 p.m. London, England time) shall replace the ratios set forth in the US edition of the Wall Street Journal.

9. Royalty Payment Process. Microsoft has implemented a change in the royalty payment process of which you should all be aware by now. Accordingly, the following shall replace Section 6.3 of the PLA:

          Licensee shall be required to pre-pay all royalties owed to Microsoft for the planned manufacture of Finished Product Units by its Authorized Replicator. Licensee shall not authorize its Authorized Replicators to begin production until such time as Microsoft has verified with the Authorized Replicator and Licensee that such funds have been received and deposited. Depending upon Licensee's credit worthiness, Microsoft may, but shall not be obligated to, offer Licensee net thirty (30) credit terms for the payment of royalties due under this Agreement. All payments shall be made by wire transfer only, in accordance with the payment instructions set forth in the Xbox Guide.

10.  Confidentiality. The following shall replace Section 7.1 of the PLA:

          The information, materials and software exchanged by the parties hereunder or under an XDK License, including the terms and conditions hereof and of the XDK License, shall be subject to the Non-Disclosure Agreement between the parties attached hereto and incorporated herein by reference as Exhibit D; provided, however, that for purposes of the foregoing Section 2(a)(i) of the Non-Disclosure Agreement shall hereinafter read, "[The Receiving Party shall; (i)] Refrain from disclosing Confidential Information of the Disclosing Party to any third parties for as long as such remains undisclosed under 1(b) above except as expressly provided in Sections 2(b) and 2(c) of this [Non-Disclosure] Agreement." In this way, all Confidential Information provided hereunder or by way of the XDK License in whatever form (e.g. information, materials, tools and/or software exchanged by the parties hereunder or under an XDK License), including the terms and conditions hereof and of the XDK License, unless otherwise specifically stated, shall be protected from disclosure for as long as it remains Confidential.

11. Open Source Software [new section]. We have been fielding questions, primarily at the developer level, about the use of open source software in connection with the development of Xbox games. As you are surely aware, some open source licenses, the GNU General Public License i n particular, purport t o grant all third parties a license to any larger work that uses code covered by that open source license. This puts the protection of not only Microsoft code, but also your game code, at risk. As such, the PLA shall be amended as follows:

          Licensee's rights set forth in the PLA are conditioned upon Licensee
     (a) not incorporating Identified Open Source Software (as defined below) into or combining Identified Open Source Software with the Software Title;
     (b) not distributing Identified Open Source Software in conjunction with the Software Title; and (c) not using Identified Open Source Software in the development of the Software Title. "Identified Open Source Software" means software which is licensed pursuant to terms that (i) create, or purport to create, obligations for



     Microsoft with respect to the Software Title or (ii) grant, or purport to grant, to any third party any rights or immunities under Microsoft's intellectual property or proprietary rights in the Software Title. Identified Open Source Software includes, without limitation, any software that requires as a condition of use, modification and/or distribution of such software that other software incorporated into, derived from or distributed with such software be (a) disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or
     (c) be redistributable at no charge. Licensee warrants and represents that it shall not (a) incorporate Identified Open Source Software into or combine Identified Open Source Software with the Software Title; (b) distribute Identified Open Source Software in conjunction with the Software Title; and (c) use Identified Open Source Software in the development of the Software Title.

12. European Publication [new section]. As we understand that you may desire to develop Xbox games for the European market, the two European approval options described below will apply to you, and the PLA shall be amended as set forth below. Note that given the necessity of Microsoft's granting approval over Concept, Pre-Certification and Marketing Materials during the initial launch phase of Xbox to ensure the success of the platform, the "EU Approval Option" shall not be available until one year following the initial launch of Xbox in Europe (the "Anniversary Date").

          As of the first day following the Anniversary Date and solely in connection with the distribution of European Finished Product Units, Licensee may choose either of the following options for the treatment of the European Finished Product Unit. For purposes of this letter, "European Finished Product Units" are Finished Product Units that Licensee intends to distribute and/or distributes in the Territory comprising Europe. For the avoidance of doubt, Finished Product Units that are identical to European Finished Products but distributed in Territories other than Europe, are not European Finished Product Units.

          Option 1: Standard Approval. Licensee shall comply with all terms, obligations and requirements of the PLA. Licensee shall notify Microsoft in advance of development regarding its intent to comply with this option which shall hereafter be referred to as the Standard Approval process.

          Option 2: EU Approval. At any time during a Software Title's development prior to manufacture by an Authorized Replicator, Licensee may choose to not submit its Software Title to Microsoft for Concept approval (Section 2.1 of the PLA), Pre-Certification (described above in section 1
     (one) of this letter) and Art & Marketing Materials approval (Sections
     2.1.6 and 5.2 of the PLA). Notwithstanding the foregoing, Licensee shall be required to submit the Software Title to Microsoft for Certification approval (described above in section 1 of this letter) and shall comply with the Content Rating requirements (Section 2.2 of the PLA and amended by section 5 of this letter). Collectively, this option shall be referred to herein as the EU Approval Option. Additional information regarding this option shall be set forth shortly in the Xbox Guide.

          In the event Licensee chooses the EU Approval Option, Licensee shall not use the Licensed Trademarks on the European FPU and therefore the license grant set forth in Section 3.1 of the PLA is withdrawn as to such European Finished Product Units. In addition, Licensee shall make no statements in advertising, marketing materials, packaging, websites or otherwise that the European FPU is approved or otherwise sanctioned by Microsoft or is an official Xbox Software Title.

          In the event the European Finished Product Units fail Certification approval, Licensee may resubmit such titles consistent with the terms of the PLA or the Xbox Guide, but under no circumstances shall Licensee manufacture or Commercially Release the European FPU until such time as they have passed Certification approval.

          In the event Licensee chooses the EU Approval Option but subsequently chooses the Standard Approval Option, Licensee shall be required to comply with all terms of the Agreement concerning approvals and the release of the European Finished Product Units as deemed relevant by Microsoft.

          In the event Licensee requests distribution of the European Finished Product Units in Territories other than Europe, Licensee shall be required to comply with all terms of the PLA concerning approvals and the release of the Finished Product Units as deemed relevant by Microsoft.

          Notwithstanding Licensee's choice of the EU Approval Option, all other portions of the Agreement other than those specifically identified above as no longer governing Licensee's distribution of the European Finished Product Units shall remain in effect, including, but not limited to, Licensee's obligation to pay royalties, use a Microsoft approved Authorized Replicator, warranty and indemnity obligations and Term.

An additional copy of this letter amendment is enclosed. Please arrange for an authorized representative of your company to sign and date both copies of this letter in the space provided below, and return to Microsoft Licensing, Inc., attention Xbox Publisher Accounting Services, 6100 Neil Road, Suite 100, Reno, Nevada 89511-1137. Upon receipt, MSLI will countersign this letter and return one fully-executed letter to you for your files. Thank you for your attention to this matter.

                                                            Sincerely,

                                                            /s/ John Smith
                                                            --------------------
                                                            Xbox Account Manager

Accepted and agreed:

Activision Publishing, Inc.                    Microsoft Licensing, Inc.
------------------------------------
Publisher Name

/s/ George L. Rose                             /s/ Brian Russell
------------------------------------           ---------------------------------
By (sign)                                      By (sign)

GEORGE L. ROSE                                 BRIAN RUSSELL
------------------------------------           ---------------------------------
Name (Print)                                   Name (Print)

Sr. Vice President & General Counsel           OEM Accounting Manager
------------------------------------           ---------------------------------
Title                                          Title

4/16/02                                        4/19/02
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Date                                           Date